
FIRST GUARANTY BANK

2007

Financial Highlights

FIRST GUARANTY BANCSHARES, INC.

A Message to Our Stockholders

Dear Stockholders:

I am pleased to announce that First Guaranty Bancshares, Inc. set record earnings for 2007. Consolidated net income for 2007 totaled \$10.3 million, an increase of \$1.5 million or 17% when compared to net income for 2006. As of December 31, 2007, ROAA and ROAE were 1.37% and 16.15% respectively, compared to 1.21% and 15.54% as of December 31, 2006.

Total assets as of December 31, 2007 were \$807.3 million, an increase of \$92.8 million or 13% when compared to 2006. In the third quarter of 2007, Homestead Bank was successfully merged with and into First Guaranty Bank. Assets acquired from the Homestead Bank merger totaled approximately \$130.0 million. The Company then sold securities and mortgage loans and used the funds to pay off the Federal Home Loan Bank advances, reducing net assets acquired from the merger to \$85.0 million. During 2007, net loans increased by \$68.5 million or 14% ending at \$569.1 million. Total deposits increased \$96.8 million in 2007, including a \$62.8 million increase in consumer and business deposits.

Book value per share was \$11.97 at December 31, 2007, compared to \$10.65 at December 31, 2006. Cash dividends paid increased to \$0.63 per share for 2007 compared to \$0.60 per share for 2006. Earnings per share also increased to \$1.85 for the year ended December 31, 2007, an increase of \$0.27 when compared to \$1.58 for the year ended December 31, 2006.

During 2007, management has improved loan quality, reduced other real estate by \$2.2 million, created additional support departments within the Company and complied with the new SOX 404 requirements on internal controls. Following the Homestead Bank merger, First Guaranty Bank operates from 18 locations throughout the State of Louisiana.

The conscious efforts to enhance shareholder value throughout 2007 has provided for a successful year. We believe that the improvements made this year have positioned the Company for a bright future.

Michael R. Sharp
President and
Chief Executive Officer
First Guaranty Bancshares, Inc.

Michele E. LoBianco
Chief Financial Officer
First Guaranty Bancshares, Inc.

Statements of Condition
(in thousands, except share data)

	December 31, 2007 (unaudited)	December 31, 2006 (audited)
Assets		
Cash and cash equivalents:		
Cash and due from banks	$22,778	$17,893
Interest-earning demand deposits with banks	30	131
Federal funds sold	35,869	6,793
Cash and cash equivalents	58,677	24,817
Interest-earning time deposits with banks	2,188	2,188
Investment securities:		
Available for sale, at fair value	105,570	111,353
Held to maturity, at cost (estimated fair value of $36,206 and $45,614, respectively)	36,498	46,999
Investment securities	142,068	158,352
Federal Home Loan Bank stock, at cost	955	2,264
Loans held for sale	3,959	1,049
Loans, net of unearned income	575,256	507,195
Less: allowance for loan losses	6,193	6,675
Net loans	569,063	500,520
Intangible assets, net	4,294	456
Premises and equipment, net	16,240	13,593
Other real estate, net	373	2,540
Accrued interest receivable	5,126	5,378
Other assets	4,388	3,330
Total Assets	$807,331	$714,487
Liabilities and Stockholders' Equity		
Deposits:		
Noninterest-bearing demand	$120,740	$122,540
Interest-bearing demand	223,142	185,308
Savings	45,044	41,161
Time	334,168	277,284
Total deposits	723,094	626,293
Short-term borrowings	10,401	6,584
Accrued interest payable	2,956	3,070
Long-term borrowings	3,093	17,984
Other liabilities	1,242	1,353
Total Liabilities	740,786	655,284
Stockholders' Equity		
Common stock:		
$1 par value - authorized 100,000,000 shares; issued and outstanding 5,559,644 shares	5,560	5,560
Surplus	26,459	26,459
Retained earnings	34,861	28,089
Accumulated other comprehensive loss	(335)	(905)
Total Stockholders' Equity	66,545	59,203
Total Liabilities and Stockholders' Equity	$807,331	$714,487

Statements of Income

(in thousands, except share, per share data and percentages)

	For the Years Ended December 31, 2007 (unaudited)	2006 (audited)
Interest Income:		
Loans (including fees)	$46,470	$41,002
Loans held for sale	142	27
Deposits with other banks	87	95
Securities (including FHLB stock)	8,381	9,654
Federal funds sold	400	159
Total Interest Income	55,480	50,937
Interest Expense:		
Demand deposits	6,152	5,657
Savings deposits	228	174
Time deposits	13,673	11,224
Borrowings	1,345	2,151
Total Interest Expense	21,398	19,206
Net Interest Income	34,082	31,731
Provision for loan losses	1,918	4,419
Net Interest Income after Provision for Loan Losses	32,164	27,312
Noninterest Income:		
Service charges, commissions and fees	3,822	3,604
Net losses on sale of securities	(478)	(234)
Net gains on sale of loans	272	71
Other	1,082	926
Total Noninterest Income	4,698	4,367
Noninterest Expense:		
Salaries and employee benefits	9,662	7,926
Occupancy and equipment expense	2,573	2,342
Net cost from other real estate & repossessions	396	277
Other	8,502	7,828
Total Noninterest Expense	21,133	18,373
Income Before Income Taxes	15,729	13,306
Provision for income taxes	5,466	4,504
Net Income	$10,263	$8,802
Per Common Share:		
Earnings	$1.85	$1.58
Cash dividends paid	$0.63	$0.60
Weighted Average Common Shares Outstanding	5,559,644	5,559,644
Return on Average Assets	1.37%	1.21%
Return on Average Equity	16.15%	15.54%
Book Value	$11.97	$10.65

Banking Center Locations

Full-Service Banking Centers

South Louisiana

Abbeville Banking Center
Amite Banking Center
Denham Springs
  Banking Center
Hammond Banking Centers:
  First Guaranty Square
  Guaranty West
Independence Banking Center
Jennings Banking Center
Kentwood Banking Center
Ponchatoula Banking Centers:
  Ponchatoula
  N. 6th Street
  Berryland
Walker Banking Center

North Louisiana

Benton Banking Center
Dubach Banking Center
Haynesville Banking Center
Homer Banking Center
Oil City Banking Center
Vivian Banking Center

Service24 ATM Locations

South Louisiana

Abbeville
  799 West Summers Drive
Amite
  100 East Oak Street
Denham Springs
  2231 South Range Avenue
Hammond
  1201 West University Avenue
  14145 University Avenue
  2111West Thomas Street
  400 East Thomas Street
  North Oaks Medical Center
  North Oaks Diagnostic Center
  North Oaks Rehabilitation Center
Independence
  455 West Railroad Ave.
Jennings
  500 North Cary
Kentwood
  708 Avenue G
Loranger
  19518 Hwy 40
Ponchatoula
  105 Berryland
  170 West Hickory Street
Robert
  22628 Highway 190
Walker
  29815 Walker Rd. S

North Louisiana

Benton
  196 Burt Boulevard
Dubach
  117 East Hico
Haynesville
  10065 Highway 79
Homer
  401 North 2nd Street
  Homer Memorial Hospital
Oil City
  126 South Highway 1
Vivian
  102 East Louisiana Avenue

FIRST GUARANTY BANCSHARES, INC.
Committed To Customer Satisfaction

FIRST GUARANTY BANCSHARES, INC.

Post Office Box 2009
Hammond, Louisiana 70404-2009

PRESORTED
FIRST-CLASS MAIL
U.S. POSTAGE PAID
BATON ROUGE, LA
PERMIT NO. 984